As filed with the Securities and Exchange Commission on May 14, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAR PACIFIC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1060803
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

825 Town & Country Lane, Suite 1500

Houston, Texas 77024

(Address of Principal Executive Offices) (Zip Code)

SECOND AMENDED AND RESTATED

PAR PACIFIC HOLDINGS, INC.

2012 LONG TERM INCENTIVE PLAN

(Full Title of the Plan)

Name, Address and Telephone

Number of Agent for Service:

J. Matthew Vaughn

Chief Administrative Officer and General Counsel

Par Pacific Holdings, Inc.

825 Town & Country Lane, Suite 1500

Houston, Texas 77024

(281) 899-4800

Copy of Communications to: E. James Cowen Adam K. Nalley Porter Hedges LLP 100 Main Street, 36th Floor Houston, Texas 77002 (713) 226-6649

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	3,000,000	$13.345	$40,035,000	$4,367.82

(1)

Pursuant to Rule 416 of the Securities Act of 1933, also covers such additional number of shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar event.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act of 1933 (“Securities Act”) and based on the average of the high and low prices of a share of the registrant’s Common Stock as reported on the New York Stock Exchange on May 13, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers an additional 3,000,000 shares of the common stock of Par Pacific Holdings, Inc. (“Registrant”) under the Second Amended and Restated Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan, as amended, which are the same class as those shares of common stock registered under the Registrant’s Registration Statements on Form S-8  filed with the Securities and Exchange Commission (the “Commission”) on May 18, 2018 (File No. 333-225054), December 16, 2015 (File No 333-208575) and December 21, 2012 (File No. 333-185612) (collectively, the “Prior Registration Statements”). Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements are hereby incorporated by reference.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Second Amended and Restated Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan. Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed on May 18, 2018.

4.2	First Amendment to the Second Amended and Restated Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan. Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 25, 2021.

*5.1	Opinion of Porter Hedges LLP with respect to the legality of the securities.

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Porter Hedges LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page of this registration statement).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 11th day of May, 2021.

PAR PACIFIC HOLDINGS, INC.

By:	/s/ William Pate
William Pate
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Pate, William Monteleone and J. Matthew Vaughn, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William Pate William Pate	Director, Chief Executive Officer and President (Principal Executive Officer)	May 11, 2021

/s/ William Monteleone William Monteleone	Director and Chief Financial Officer (Principal Financial Officer)	May 11, 2021

/s/ Ivan Guerra Ivan Guerra	Chief Accounting Officer (Principal Accounting Officer)	May 11, 2021

/s/ Melvyn N. Klein Melvyn N. Klein	Chairman Emeritus of the Board of Directors	May 11, 2021

/s/ Robert S. Silberman Robert S. Silberman	Chairman of the Board	May 11, 2021

/s/ Curt Anastasio Curt Anastasio	Director	May 11, 2021

/s/ Timothy Clossey Timothy Clossey	Director	May 11, 2021

/s/ L. Melvin Cooper L. Melvin Cooper	Director	May 11, 2021

/s/ Walter A. Dods, Jr. Walter A. Dods, Jr.	Director	May 11, 2021

/s/ Katerine Hatcher Katerine Hatcher	Director	May 11, 2021

/s/ Joseph Israel Joseph Israel	Director	May 11, 2021